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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-1
                             TENDER OFFER STATEMENT
      Pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934
                               (Amendment No. 2)

                               ----------------

                       DAVIDSON INCOME REAL ESTATE, L.P.
                           (Name of Subject Company)

                       ERP OPERATING LIMITED PARTNERSHIP
                                    (Bidder)

                         LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)

                               ----------------

                                    Copy to:
        Bruce C. Strohm, Esq.                     Don S. Hershman, Esq.
 Equity Residential Properties Trust                  Holleb & Coff
      Two North Riverside Plaza                   55 East Monroe Street
       Chicago, Illinois 60606                   Chicago, Illinois 60606
           (312) 474-1300                            (312) 807-4600

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidder)

                           CALCULATION OF FILING FEE
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
           Transaction Valuation*                           Amount of Filing Fee
--------------------------------------------------------------------------------
                 $11,379,800                                     $2,275.96
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
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*  For purposes of calculating the filing fee only. Assumes the purchase of
   26,776 Units at a purchase price equal to $425 per Unit in cash.

[X]Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid:  $2,168.86      Filing Party:
                                                      ERP Operating Limited
  Form or Registration Number:            Date Filed: Partnership
                           Schedule 14D-1
                                                      September 28, 1999 and
                                                      amended on October 1,
                                                      1999

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                                                              Page 3 of 4 pages

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 14, 1999

                                          ERP Operating Limited Partnership

                                          By: Equity Residential Properties
                                           Trust, General Partner

                                              /s/ Bruce C. Strohm
                                          By: _________________________________

                                              Executive Vice President,
                                              General
                                          Its: ________________________________

                                              Counsel and Secretary
                                              _________________________________
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                                                               Page 4 of 4 pages

                                 EXHIBIT INDEX

  Exhibit  Description
  -------  -----------

 (a)(1) Offer to Purchase, dated September 28, 1999 (previously filed).
 (a)(2)    Letter of Transmittal.
 (a)(3)    Form of Letter to Unitholders, dated September 28, 1999
           (previously filed).
 (a)(4)    Notice of Withdrawal.
 (a)(5)    Supplement to Offer to Purchase, dated October 1, 1999
           (previously filed).
 (a)(6)    Form of Letter to Unitholders, dated October 1, 1999
           (previously filed).
 (a)(7)    Supplement to Offer to Purchase, dated October 14, 1999.
 (a)(8)    Form of Letter to Unitholders, dated October 14, 1999.
 (b)-(f)   Not Applicable.